Exhibit 99.2

FACT SHEET

AdvancePCS Rebate Practices and Relationships
with Pharmaceutical Manufacturers

Rebates

•	On behalf of its health plan clients, AdvancePCS contracts with pharmaceutical companies to secure favorable pricing on drugs in the form of rebates. These price concessions help reduce the cost of drugs for both payers and patients. AdvancePCS estimates that clients save more than $1 billion per year through rebates.

•	The vast majority of rebate money goes to our clients. AdvancePCS collects rebates on behalf of its clients, and in exchange for our services, they pay us a small fee. The amount of the fee is negotiated and agreed on by AdvancePCS and each client.

•	Rebate amounts invoiced, collected and paid are fully disclosed to AdvancePCS’ health plan clients, who may audit these amounts.

•	From an accounting standpoint, we treat rebates from pharmaceutical manufacturers as the property of our clients. We only count as revenue the small portion we receive as a fee.

•	Manufacturer rebates are recognized by the federal government as an appropriate and legal form of discount. In fact, all of the major bills in Congress related to the Medicare prescription drug benefit include a role for PBMs in administering the program and negotiating rebates to produce savings for the government. Many states also have direct rebate arrangements with pharmaceutical manufacturers in order to inject competition into the branded pharmaceutical market. Legislation pending in Congress specifically authorizes states to collect rebates for their Medicaid programs.

Formulary and Preferred Drugs

•	The AdvancePCS formulary is developed and approved by the independent members of the AdvancePCS Pharmacy and Therapeutics (P&T) Committee — a group of external, independent physicians in clinical practice throughout the U.S. Although AdvancePCS clinical professionals are present at P&T committee meetings to represent the needs of our clients, they are not entitled to vote on any decisions. Independent members of the committee are the only voting members, and they must adhere to a stringent ethics policy.

•	In the formulary review process, a drug is assessed for its safety, efficacy and effect on patient compliance. Committee members compare a drug with alternative products in its therapeutic class, and determine the relative benefits. Finally, the P&T committee considers the cost of the drug and the effect of the therapy on other health care costs and utilization.

•	AdvancePCS’ list of preferred drugs — the Performance Drug List (PDL) — is a subset of the AdvancePCS formulary. When considering economic factors for therapeutically equivalent drugs, AdvancePCS strives to select drugs for the PDL that will result in the lowest overall net cost to the health plan — not the most rebates.

•	The PDL serves as the foundation for AdvancePCS programs that encourage the appropriate use of preferred drugs. These programs are clinically based — patient benefit and health improvement is the first consideration.

•	Many of the drugs on the PDL are generics, which generally are not candidates for rebates because they already are discounted significantly. Generics are an important component of the PDL because of the value and low net cost they deliver. Generic products, in many cases, represent significant savings. In some cases, however, generics are not the lowest-cost option for our clients once rebates and retail discounts are taken into consideration.

•	In many therapeutic classes where generics are available, AdvancePCS also includes brand name drugs on the PDL and works aggressively to get discounts in the form of rebates on the branded medications. Often times, the branded product may have approval for a slightly different indication than the generic alternative. In addition, many physicians and patients prefer branded medications. AdvancePCS offers them that choice and lowers the cost of the brand through the rebate mechanism.

Non-Rebate Revenues

•	AdvancePCS receives other payments from manufacturers that are not rebates and which are paid separately to AdvancePCS. These include administrative fees (for services rendered in connection with rebate agreements, including aggregating members, performing market share analysis used to calculate rebates and consolidating billing for clients) as well as payments for programs and services provided to manufacturers. Most of these programs and services benefit AdvancePCS’ health plan customers by educating physicians on the appropriate use of certain therapies — which are on the PDL — and encouraging physicians to prescribe more cost-effective drugs.

•	Two such programs are clinical consulting — in which AdvancePCS-employed pharmacists visit physicians face-to-face and consult with them regarding clinically and economically appropriate therapies; and RxReview — in which AdvancePCS sends letters to high-prescribing physicians alerting them to clinically and economically appropriate therapies for their patients. In each program, physicians receive disclosure if and when the program is funded by a pharmaceutical manufacturer.

•	The fees charged to pharmaceutical manufacturers are based on fair market value and we disclose the receipt of these payments to our health plan clients. In addition, some of our health plan clients fund these programs themselves.

•	Other manufacturer-funded programs and services, which are not directly tied to our PDL, promote safety, support clinical research and help patients with serious illnesses. Most of these programs, such as the PerformanceScript sampling program, clinical trials, and research services, represent only a tiny fraction of our revenue.

•	Under PerformanceScript, physicians provide patients with a voucher and written prescription for a medication that is available through the PerformanceScript program. Patients then redeem the prescription at a pharmacy for a free trial supply of the medication. The PerformanceScript program offers a viable alternative to packaged drug samples that physicians have conventionally distributed to patients. The program’s objective is to ensure patient safety through improved control of prescription drug samples and to encourage trial of lower net-cost drugs.

•	The job of the AdvancePCS clinical trials division is to help bring important new drugs to market more efficiently. Activities support targeting drug development, enhancing marketing efforts for new therapies and reducing time to market. The process involves recruiting patients with specific conditions who agree to test new drug therapies, administering treatment protocols, and objectively reporting on the results. This is the very important final phase in the development of a new drug that determines whether or not the drug will be approved for use.

•	AdvancePCS also performs research and analysis using its extensive database of prescription claims. The research helps pharmaceutical manufacturers determine how their products are being used within patient populations. Patient confidentiality is strictly safeguarded and in no case is any patient-identifiable information provided to manufacturers.

•	Our TheraCom division provides customized services around complex and emerging biotechnology therapies and the significant patient management needs associated with those therapies. TheraCom works primarily with biotech pharmaceutical manufacturers to ensure that life-sustaining medications get to critically ill patients in an efficient and cost-effective manner. These drugs generally are single-source products for rare, chronic conditions. TheraCom services include patient assistance, training coordination, and hotline support.

•	The revenue we receive from these manufacturer-funded, non-PDL programs does not in any way influence our formulary and PDL decisions.

This Fact Sheet includes statements that may constitute forward-looking statements. Actual results could differ materially from those expressed in or implied by such statements due to events, risks and uncertainties that may be beyond AdvancePCS’s control or other factors, including those set forth in AdvancePCS’s filings with the Securities and Exchange Commission.